EXHIBIT 10.24

FINAL VERSION

INTERPOOL CHASSIS FUNDING II, LLC,

as Issuer

and

INTERPOOL, INC.,

as Servicer

CITIGROUP GLOBAL MARKETS REALTY CORP.,

as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Indenture Trustee

____________________________

SERIES 2007-1 SUPPLEMENT

Dated as of July 19, 2007

to

INDENTURE

Dated as of July 19, 2007

Series 2007-1 Notes

EXHIBITS
EXHIBIT A	—	Form of Series 2007-1 Note

-ii-

SERIES 2007-1 SUPPLEMENT, dated as of July 19, 2007 (as amended, restated, supplemented and otherwise modified from time to time, the “Supplement”), among Interpool Chassis Funding II, LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), Interpool, Inc., a corporation organized under the laws of the State of Delaware (the “Servicer”), Citigroup Global Markets Realty Corp., a New York corporation , as administrative agent (the “Administrative Agent”) and U.S. Bank National Association, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

WHEREAS, pursuant to the Indenture, dated as of July 19, 2007 (as amended, restated, supplemented and otherwise modified from time to time in accordance with its terms, the “Indenture”), among the Issuer, the Servicer, the Administrative Agent and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series of Notes are to be set forth in a Supplement to the Indenture.

WHEREAS, pursuant to this Supplement, the Issuer, the Servicer, the Administrative Agent and the Indenture Trustee shall create a new Series of Notes secured by, the Collateral (the “Series 2007-1 Notes”), and specify the Principal Terms thereof.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. (a) Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Arrangement Fee Letter”: means the Arrangement Fee Letter dated July 19, 2007 among Citigroup Global Markets Realty Corp., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., and Fortress Investment Fund IV (Coinvestment Fund G) L.P.

“Base Rate” means on any date, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate and (b) the sum of (i) the Federal Funds Rate and (ii) 1.50% per annum.

“Borrowing Base”: As of any date of determination, an amount equal to (x) the sum of (i)(1) prior to delivery of the Appraisal pursuant to Section 4.06, the Net Book Value of all items of Eligible Equipment which are not subject to a Finance Lease as of such date or (2) after delivery of the Appraisal pursuant to Section 4.06, the earlier (I) of incorporation of the Appraised Value on the books of the Issuer and (II) October 31, 2007, 85.0% of the Net Book Value of all items of Eligible Equipment which are not subject to a Finance Lease as of such date, it being understood that in such instance Net Book Value shall not exceed the Adjusted Appraisal Value, plus (ii) the Discounted Contract Balance of all Contracts related to any items of Eligible Equipment which are subject to a Finance Lease as of such date, minus (y) the amount of all Security Deposits required to be and not transferred to or on deposit in the Security Deposit Account minus (z) the Overconcentration Amount at such time.

“Borrowing Base Appraised Value” means, with respect to an item of Equipment, an amount equal to 85.0% of the Adjusted Appraised Value of such item of Equipment.

“Closing Date” means July 19, 2007.

“Control Party” means with respect to this Supplement and the Series 2007-1 Notes issued hereunder, the Majority of Holders of the Series 2007-1 Notes.

“Default Interest” means, for any Payment Date, the amount of incremental interest payable on the Series 2007-1 Notes in accordance with the provisions of Section 2.03(b) hereof over the amount of interest payable pursuant to Section 2.03(a) hereof.

“Excess Concentration Amount” means, at any time, the aggregate Net Book Value, Borrowing Base Appraised Value and Discounted Contract Balance (as applicable in determining the Borrowing Base) for Eligible Equipment included in the Collateral in excess of the Concentration Limits at such time.

“Excess User Concentration Amount” means, at any time, the aggregate Net Book Value, Borrowing Base Appraised Value and Discounted Contract Balance (as applicable in determining the Borrowing Base) for Eligible Equipment included in the Collateral in excess of the User Concentration Limits at such time.

“Initial Note Balance” has the meaning given such term in Section 2.01 hereof.

“Interest Accrual Period” means, with respect to a Payment Date, the period from, and including the immediately preceding Payment Date and ending on the day immediately preceding such Payment Date; provided that, in the case of the initial Payment Date, the period from and including the Closing Date to and including the day immediately preceding such Payment Date.

“Interest Rate” means, with respect to the Notes, an amount equal to (i) the One-Month LIBOR Rate or the Base Rate, as determined pursuant to the provisions of Section 2.3 hereof, plus (ii) the Series 2007-1 Applicable Margin.

“Investment Letter” means a letter substantially in the form of Exhibit B to the Indenture delivered by an Institutional Accredited Investor to the Indenture Trustee.

“Legal Maturity Date” means, in the case of the Series 2007-1 Notes, the related Series 2007-1 Legal Maturity Date.

“LIBOR Interest Rate” means the One-Month LIBOR Rate.

“LIBOR Period” means a period of one Interest Accrual Period, commencing on the date on which the immediately preceding LIBOR Period shall terminate; provided, however, that the initial LIBOR Period shall commence on the Closing Date.

“Majority of Holders” means, with respect to the Series 2007-1 Notes as of any date of determination, the Series 2007-1 Noteholders representing more than 50% of the aggregate outstanding principal balance of all Outstanding Series 2007-1 Notes pro rata in accordance with their respective outstanding Note principal balances; provided, however, that in the event that any Person in the Fortress Group owns any Series 2007-1 Notes hereunder, the outstanding principal balance of all Series 2007-1 Notes held by such Person and the votes of such Series 2007-1 Notes shall be disregarded when a vote is to be taken in connection with any consent, amendment, direction and/or waiver, including, without limitation, the declaration or waiver of any Servicer Default, Event of Default, Series 2007-1 Amortization Event or waiver of any breach of any representation, warranty or covenant.

“Note” means any one of the Interpool Chassis Funding II, LLC Floating Rate Asset-Backed Notes, Series 2007-1, issued pursuant to the terms of this Supplement, substantially in the form of Exhibit A to this Supplement.

“Note Interest Payment” means, for each Note on each Payment Date, the amount calculated with respect to such Note pursuant to Section 2.03(a) hereof.

“Note Principal Balance” means, as of any date of determination, when referring to all Noteholders, an amount equal to the excess of (x) the Initial Note Balance over (y) any principal payments actually paid to the Noteholders subsequent to the Closing Date and not subsequently returned for any reason.

“One-Month LIBOR Rate” means, for any LIBOR Period, the rate per annum, determined by the Indenture Trustee and notified in writing by the Indenture Trustee to the Servicer, which is the arithmetic mean (rounded to the nearest 1/100 of 1%) of the offered rates for dollar deposits having a maturity of one month commencing on the first day of the associated LIBOR Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market as selected by the

Administrative Agent) at approximately 11:00 a.m., London time on the second full Business Day prior to such date; provided, however, that if there shall at any time no longer exist Reuters Screen LIBOR01 Page (or such other page as described above), “One-Month LIBOR” shall mean the rate per annum equal to the rate at which the principal London offices of Citibank, NA is offered dollar deposits at or about 10:00 a.m., New York City time, two Business Days prior to the first Business Day of such LIBOR Period in the London eurodollar interbank market for delivery on the first day of such Interest Accrual Period for one month and in a principal amount approximately equal to the outstanding principal balance of the Series 2007-1 Notes.

“Overconcentration Amount” means, at any time, the sum of the Excess Concentration Amount and the Excess User Concentration Amount at such time.

“Overdue Rate” means, for any date of determination, an interest rate per annum equal to the sum of (i) the Interest Rate otherwise then in effect plus (ii) 2.00% per annum.

“Series 2007-1 Amortization Events” shall have the meaning set forth in Section 7.02 hereof.

“Series 2001-1 Applicable Margin” has the meaning given such term in the Arrangement Fee Letter.

“Series 2007-1 Legal Maturity Date” means, with respect to the Series 2007-1 Notes, January 19, 2009.

“Series 2007-1 Note Purchase Agreement” means each Note Purchase Agreement, dated as of July 19, 2007, between the Issuer, the Servicer, the Administrative Agent and an Initial Noteholder of the Series 2007-1 Notes, as such agreement may be amended, supplemented and otherwise modified from time to time.

“Series 2007-1 Noteholder” shall mean the Person in whose name a Series 2007-1 Note is registered in the Note Register.

“Series 2007-1 Notes” means the Interpool Chassis Funding II, LLC Floating Rate Asset-Backed Notes, Series 2007-1 (including any and all replacements, extensions, substitutions or renewals of such Series of Notes) the terms of which are specified in this Supplement.

“Series 2007-1 Series Account” means the account of that name established in accordance with Section 3.01 hereof.

“Series 2007-1 Transaction Documents” means any and all of the Indenture, this Supplement, the Series 2007-1 Notes, the Servicing Agreement, the Servicer Report, the Transfer Agreements and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of Issuer with respect to the issuance and sale of the Series 2007-1 Notes, as any of the foregoing may from time to time be amended, supplemented, renewed or otherwise modified.

“Transferor” means any Series 2007-1 Noteholder or its agent for registration, transfer, exchange or payment that exchanges or transfers its beneficial interest in the Series 2007-1 Notes.

(b) Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture. Unless otherwise stated in this Supplement, the other definitional provisions set forth in Sections 1.02, 1.03 and 13.13 of the Indenture shall apply to this Supplement.

“Utilization Amortization Level”: means (i) for any date prior to November 1, 2007, 65% and (ii) for any date on or after November 1, 2007, 70%.

ARTICLE II

CREATION OF THE SERIES 2007-1 NOTES

Section 2.01. Designation. (a) There is hereby created a Series of Notes to be issued in one class pursuant to the Indenture and this Supplement to be known as “Interpool Chassis Funding II, LLC Floating Rate Asset-Backed Notes, Series 2007-1.” The Series 2007-1 Notes will be issued in the initial principal balance of $[285,000,000] (the “Initial Note Balance”). The issuance date of the Series 2007-1 Notes is the Closing Date.

(b) The first Payment Date with respect to the Series 2007-1 Notes shall be September 27, 2007.

(c) Payments of principal on the Series 2007-1 Notes shall be payable from funds on deposit in the Series 2007-1 Series Account or otherwise at the times and in the amounts set forth in Article III of the Indenture and Article III of this Supplement.

(d) In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern to the extent permitted by the Indenture.

Section 2.02. Authentication and Delivery. (a) On the Closing Date, the Issuer shall sign, and shall direct the Indenture Trustee in writing pursuant to Section 2.01 of the Indenture to duly authenticate, and the Indenture Trustee, upon receiving such direction subject to compliance with the conditions precedent set forth in Section 5.01 hereof, (i) shall authenticate the Series 2007-1 Notes in accordance with such written directions, and (ii) shall deliver such Series 2007-1 Notes to the Series 2007-1 Noteholders in accordance with such written directions.

(b) The Series 2007-1 Notes shall be substantially in the form of Exhibit A hereto and shall be executed by manual or facsimile signature on behalf of Issuer by any officer of Issuer.

(c) The Series 2007-1 Notes shall be issued in minimum denominations of Five Million Dollars ($5,000,000) and in integral multiples of One Thousand Dollars ($1,000) in excess thereof; provided that one Series 2007-1 Note may be issued in a nonstandard denomination. At no time will there be more than 100 Persons holding all Series 2007-1 Notes and all equity interests in the Issuer that have not received an Opinion of Counsel (from a person other than internal counsel of Interpool or the Fortress Group) stating that the Notes held by such Persons will be treated as indebtedness for federal income tax purposes.

Section 2.03. Interest Payments on the Series 2007-1 Notes.

(a) Interest on the Series 2007-1 Notes shall (i) accrue during each Interest Accrual Period at the related Interest Rate or the Overdue Rate, as applicable, (ii) be calculated based on the actual number of days elapsed on the basis of a 360-day year, (iii) be due and payable on each Payment Date and (iv) be calculated based on the then outstanding principal balance of such Series 2007-1 Note during each Interest Accrual Period.

(b) If the Issuer shall default in the payment of (i) the outstanding principal balance of any Series 2007-1 Notes on the related Series 2007-1 Legal Maturity Date, or (ii) Series 2007-1 Note Interest Payment on any Series 2007-1 Note when due, or (iii) any other amount becoming due under this Supplement or the Indenture, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by applicable law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to the date of actual payment thereof. To the extent that the amount of interest which is due and payable on any Payment Date is not paid in full on such date, such shortfall, together with interest thereon at the Overdue Rate as set forth in this subsection (b) hereof for the next Interest Accrual Period, shall be due and payable on the immediately succeeding Payment Date.

(c) During each Interest Accrual Period, interest on the Series 2007-1 Notes shall accrue at the Interest Rate based on the One-Month LIBOR Interest Rate; provided, however, that, upon the occurrence and during the continuation of any Event of Default, interest on the Series 2007-1 Notes shall accrue at the Interest Rate based on the Base Rate. All Series 2007-1 Notes shall accrue interest at the same rate.

(d) The accrual of interest on the Series 2007-1 Notes based on the LIBOR Interest Rate shall be subject to the availability to the Series 2007-1 Noteholders of deposits of a type and maturity appropriate to match fund the Series 2007-1 Notes at such LIBOR Interest Rate.

(e) In the event of any change in the rate of interest applicable to the Series 2007-1 Notes pursuant to this Section 2.3 during any Interest Accrual Period, the interest rate for such Interest Accrual Period shall be calculated separately for the respective portions of such Interest Accrual Period at which such interest accrued at the relevant rates.

(f) Anything herein to the contrary notwithstanding, if, on or prior to the first day of any LIBOR Period, the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “One-Month LIBOR Rate”, are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the LIBOR Interest Rate for such LIBOR Period, or the Majority of Holders so determine, which determination shall be conclusive, and notify the Administrative Agent that the relevant rate of interest referred to such definition in respect of such LIBOR Period is not likely to adequately to cover the cost to such Noteholders of maintaining the Series 2007-1 Notes for such LIBOR Period, then the Administrative Agent shall give the Issuer prompt notice thereof and, so long as such condition remains in effect, the availability of the affected LIBOR Interest Rate with respect to the Series 2007-1 Notes shall be suspended, in which case the Base Rate shall apply to the Series 2007-1 Notes.

(g) Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Series 2007-1 Noteholder or its applicable purchasing office to maintain its ownership of Series 2007-1 Notes hereunder with funds of the type described in the definition of “One-Month LIBOR Rate”, then such Series 2007-1 Noteholder shall promptly notify the Issuer thereof (with a copy to its Administrative Agent), the availability of the LIBOR Interest Rate with respect to the Series 2007-1 Notes held by such Series 2007-1 Noteholder shall be suspended and the Base Rate shall apply to such Series 2007-1 Notes.

Section 2.04. Principal Payments on the Series 2007-1 Notes. (a) The outstanding principal amount of the Series 2007-1 Notes, together with all unpaid interest (including all Default Interest), fees, expense, costs and other amounts payable by the Issuer pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the related Series 2007-1 Legal Maturity Date.

(b) Upon the occurrence of an Amortization Event, principal shall be due on the Series 2007-1 Notes in an amount equal to the pro rata portion of Available Funds available to Series 2007-1 on each Payment Date after the payment of the items listed in Section 3.02(b)(II)(1) through (6) of the Indenture.

(c) In addition, at the times and in the amounts set forth in the Indenture and this Supplement, the Holders of the Series 2007-1 Notes may be entitled to receive additional payments of principal, as set forth in Section 3.03 hereto.

Section 2.05. Prepayment of Principal on the Series 2007-1 Notes. The Issuer will have the option to prepay principal on the Series 2007-1 Notes in minimum amounts of $10,000,000 (or $5,000,000 multiples in excess thereof). All prepayments of the Notes shall be subject to the terms and conditions set forth in Section 7.02 of the Indenture.

Section 2.06. Mandatory Prepayment of 2007-1 Notes. At any time the Outstanding Obligations of all Series then Outstanding exceeds the Borrowing Base, there shall become due and payable, and the Issuer shall pay pursuant to Section 3.02(b) of the Indenture, the Outstanding principal amount of the Series 2007-1 Notes on a pro rata and pari passu basis (but giving effect to any subordination of any Series) to cause the Outstanding Obligations of all Series then Outstanding to be less than the Borrowing Base.

Section 2.07. Payments of Principal and Interest. All payments of principal and interest on the Series 2007-1 Notes shall be paid to the Series 2007-1 Noteholders reflected in the Note

Register as of the related Record Date by wire transfer of immediately available funds on the related Payment Date to the account that such Series 2007-1 Noteholder has designated to the Indenture Trustee in writing on or prior to the second Business Day preceding the Payment Date.

Section 2.08. Restrictions on Transfer. (a) No Series 2007-1 Note may be sold, transferred or otherwise disposed of except in accordance with the Indenture and this Supplement.

(b) Each purchaser of the Series 2007-1 Notes comply with the requirements of Sections 2.02 and 2.05 of the Indenture with respect to such purchase.

(c) No 2007-1 Note may be transferred if, after giving effect to the related purchase of such Series 2007-1 Note, there are more than 99 Persons holding all Notes and all equity interests in the Issuer that have not received an Opinion of Counsel (from a person other than internal counsel of Interpool) stating that the Series 2007-1 Notes held by such Persons will be treated as indebtedness for federal income tax purposes (it being acknowledged and agreed that the Indenture Trustee shall be under no obligation to monitor the terms of this proviso).

ARTICLE III

SERIES 2007-1 SERIES ACCOUNT AND ALLOCATION AND

APPLICATION OF AMOUNTS THEREIN

Section 3.01. Series 2007-1 Series Account. The Indenture Trustee shall establish on or before the Closing Date and maintain, so long as any Series 2007-1 Note is Outstanding, an Eligible Account which shall be designated as the “Series 2007-1 Series Account,” which account shall be held in the name of the Indenture Trustee for the benefit of the Series 2007-1 Noteholders. All funds for the benefit of the Series 2007-1 Noteholders allocated from the Collection Account shall be accumulated in, and withdrawn from, the Series 2007-1 Series Account in accordance with the provisions of the Indenture and this Supplement. Funds on deposit in the Series 2007-1 Series Account shall remain uninvested.

Section 3.02. Reserved.

Section 3.03. Distributions from Series 2007-1 Series Account. (a) On each Payment Date, the Indenture Trustee shall, based solely on the information contained in the Servicer Report delivered to it by the Servicer, pay the amounts then on deposit in the Series 2007-1 Series Account in accordance with the provisions of this Section 3.03 of this Supplement for the related Collection Period; provided, however, that upon the failure of the Servicer to deliver a Servicer Report, the Indenture Trustee shall pay the Series 2007-1 Note Interest Payment from Available Funds for distribution to the Series 2007-1 Noteholders and shall hold the balance until delivery of such Servicer Report.

(b) On each Payment Date, the Indenture Trustee shall make the following payments from the Series 2007-1 Series Account to the following Persons in the following order of priority:

(1) To, pro rata and pari passu, (x) each Holder of a Series 2007-1 Note on the related Record Date, an amount equal to its pro rata portion of the Series 2007-1 Note Interest Payment (exclusive of Default Interest) and any other Note Interest and Fees due and payable to each Holder of a Series 2007-1 Note and allocated to the Series 2007-1 Notes for such Payment Date;

(2) To, pro rata and pari passu, each Holder of a Series 2007-1 Note on the related Record Date, an amount equal to its pro rata portion of the amount of principal then due on the Series 2007-1 Notes; and

(3) To, pro rata and pari passu, each Holder of a Series 2007-1 Note on the related Record Date, pro rata, all other amounts then due and payable to each Holder of a Series 2007-1 Note on such Payment Date.

Any amounts payable to a Series 2007-1 Noteholder shall be made by wire transfer of immediately available funds to the account that such Noteholder has designated to the Indenture Trustee in writing on or prior to the second Business Day immediately preceding the Payment Date.

ARTICLE IV

ADDITIONAL COVENANTS

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2007-1 Noteholders:

Section 4.01. Rule 144A. So long as any of the Series 2007-1 Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer shall, unless it becomes subject to and complies with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or Rule 12g3-2(b) thereunder, provide to any Series 2007-1 Noteholder of such restricted securities, or to any prospective Series 2007-1 Noteholder of such restricted securities designated by a Series 2007-1 Noteholder, upon the request of such Noteholder or prospective Series 2007-1 Noteholders, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

Section 4.02. Use of Proceeds. The proceeds from the issuance of the Series 2007-1 Notes shall be used (i) for the acquisition of Collateral, (ii) for general corporate purposes and (iii) to pay the fees and expenses of closing the transaction evidenced by the Relevant Documents, in each case, in furtherance of and subject to the terms and conditions of the Indenture, this Supplement and the other Relevant Documents.

Section 4.03. Additional Series. The Issuer shall not issue any additional Series of Notes under the Indenture on or after the Closing Date without the written consents of each of the Holders of the Series 2007-1 Notes, which consent may be granted or withheld at the sole discretion of each such Holder and may be subject to such conditions or terms as each such Holder, in its sole discretion, may require.

Section 4.04. [Reserved].

Section 4.05. Protection of Collateral. The Issuer shall, from time to time, execute and deliver all amendments hereto and the other Relevant Documents and all such financing statements, continuation statements, control agreements, instruments of further assurance and other instruments, and shall, upon the reasonable request of any of the Servicer or the Indenture Trustee, take such other action necessary or advisable to (a) maintain the first priority of and perfect the security interest Granted to each Indenture Trustee, (b) satisfy its obligations under Section 6.04 of the Indenture and (c) pay any and all taxes levied or assessed upon all or any part of the Collateral.

Section 4.06. Delivery of Appraisal. The Issuer shall, as promptly as commercially practicable, but in any event within 90 days after the Closing Date, furnish to the Series 2007-1 Noteholders, the Administrative Agent and the Indenture Trustee an Appraisal covering each item of Original Equipment.

ARTICLE V

CONDITIONS TO ISSUANCE

Section 5.01. Conditions to Issuance. The Indenture Trustee shall not authenticate the Series 2007-1 Notes unless (i) all conditions to the issuance of the Series 2007-1 Notes under the Indenture, this Supplement and the Series 2007-1 Note Purchase Agreement shall have been satisfied, and (ii) the Issuer shall have delivered a certificate to the Indenture Trustee to the effect that all conditions set forth in the Indenture, this Supplement and the Series 2007-1 Note Purchase Agreement shall have been satisfied.

ARTICLE VI

REPRESENTATIONS, WARRANTIES, AND COVENANTS

To induce the Series 2007-1 Noteholders to purchase the Series 2007-1 Notes hereunder, the Issuer hereby makes the following representations, warranties and covenants as of the Closing Date to the Series 2007-1 Noteholders, the Administrative Agent and the Indenture Trustee.

Section 6.01. Existence. The Issuer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has not been organized under the laws of any other jurisdiction within the past five years. The Issuer is not organized under the laws of any other State and is in good standing and is duly qualified to do business in each jurisdiction where the failure to be so qualified would reasonably be expected to have a material adverse effect upon the Issuer. The Issuer has full power and authority to own its properties and to conduct its business as presently conducted. The organizational identification number of the Issuer is 4379042.

Section 6.02. Authorization. The Issuer has the full power and is duly authorized to execute and deliver this Supplement and the other Series 2007-1 Transaction Documents to which it is a party; the Issuer is and will continue to be duly authorized to borrow monies hereunder and to own its properties and conduct its business as such business is presently conducted; and the Issuer is and will continue to be authorized to perform its obligations under this Supplement and under the other Series 2007-1 Transaction Documents. The Issuer has duly authorized the execution, delivery and performance of each of the foregoing and the sale of the Series 2007-1 Notes. The execution, delivery and performance by Issuer of this Supplement and the other Series 2007-1 Transaction Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, member or any other Person which has not already been obtained.

Section 6.03. No Conflict: Legal Compliance. The execution, delivery and performance of this Supplement and each of the other Series 2007-1 Transaction Documents and the execution, delivery and payment of the Series 2007-1 Notes will not: (a) contravene any provision of Issuer’s limited liability company operating agreement; (b) contravene, conflict with or violate any applicable law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute (with or without notice, lapse of time or both) a default under, or result in the creation or imposition of any Lien (other than as contemplated by this Supplement or the Indenture) under this Supplement, the Indenture, the Series 2007-1 Transaction Documents, any other material indenture or other loan or credit agreement, mortgage, deed of trust, commitment letter, or other material agreement or instrument to which Issuer is a party or by which Issuer, or its property and assets may be bound or affected. The Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party.

Section 6.04. Validity and Binding Effect. This Supplement is, and each Series 2007-1 Transaction Document to which Issuer is a party, when duly executed and delivered, will be, legal, valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws (whether statutory, regulatory or decisional) and general equitable principles affecting the enforcement of creditors’ rights and remedies regardless of whether such enforceability is considered in a proceeding at equity or at law remedies.

Section 6.05. Reserved.

Section 6.06. Executive Offices. The current location of Issuer’s chief executive office and principal place of business is located at 211 College Road East, Suite A2, Princeton, New Jersey 08540 and the Issuer has not had any other chief executive office or principal place of business within the five year period prior to the date hereof.

Section 6.07. No Agreements or Contracts. The Issuer is not now and has not been a party to any contract or agreement (whether written or oral) other than the Series 2007-1 Transaction Documents and any other Relevant Document entered into in connection with the issuance of any other Series of Notes.

Section 6.08. Consents and Approvals. No approval, authorization, consent, order or any other action of any trustee or holder of any Indebtedness or obligation of the Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which the Issuer is a party or by which the Issuer is bound, is required to be obtained by the Issuer in order to make or consummate the transactions contemplated under the Series 2007-1 Transaction Documents, except for those that have been obtained on or prior to the Closing Date. All consents, licenses, authorizations, orders, approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities, Persons, or other organizations required to be obtained by the Issuer in order to make or consummate the transactions contemplated under the Series 2007-1 Transaction Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Section 6.09. Margin Regulations. The Issuer does not own any “margin security,” as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2007-1 Notes issued under this Supplement will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Supplement to be considered a “purpose credit” within the meaning of Regulations T, U and X. The Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

Section 6.10. Taxes. All federal, state, local and foreign tax returns, reports and statements which, to the Issuer’s knowledge, are required to be filed by the Issuer have been filed, or caused to be filed, with the appropriate Governmental Authorities, and all Taxes, other taxes and other impositions shown thereon to be due and payable by the Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or the Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 6.28 of the Indenture. The Issuer has paid when due and payable all material charges upon the books of the Issuer and no Governmental Authority has asserted, to its knowledge, any Lien against the Issuer or its property with respect to unpaid Taxes or other taxes. Proper and accurate amounts have been withheld by the Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings has been timely paid to the respective Governmental Authorities.

Section 6.11. Other Regulations. The Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, or “controlled” by, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended from time to time. The issuance of the Series 2007-1 Notes hereunder and the application of the proceeds and repayment thereof by the Issuer and the performance of the transactions contemplated by this Supplement and the other Series 2007-1 Transaction Documents will not violate any provision of the Investment Company Act of 1940 or any rule, regulation or order issued by the SEC thereunder.

Section 6.12. Solvency and Separateness. (a) The capital of the Issuer is adequate for the business and undertakings of the Issuer as currently conducted and as proposed to be conducted.

(b) Other than with respect to the transactions contemplated by the Series 2007-1 Transaction Documents, the Relevant Documents or pursuant to a Financing, the Issuer is not engaged in any business transactions with the Sellers or the Servicer.

(c) At least one “Independent Manager” of the Issuer is an independent member (as described in Section 17(c) of the Issuer’s Operating Agreement).

(d) Except as set forth in the Lockbox Intercreditor Agreement, the Issuer’s funds and assets are not, and will not be, commingled with those of the Sellers or the Servicer, except as expressly permitted by the Servicing Agreement.

(e) The operating agreement of the Issuer requires it to maintain (i) correct and complete books and records of account, and (ii) minutes of the meetings and other proceedings of its members.

(f) The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by this Supplement and the Series 2007-1 Transaction Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets.

Section 6.13. Survival of Representations and Warranties. So long as any of the Series 2007-1 Notes shall be Outstanding and until payment and performance in full of the Outstanding Obligations, the representations and warranties contained herein shall survive the execution and delivery of the Series 2007-1 Notes and shall have a continuing effect as having been true when made.

Section 6.14. No Default. No Event of Default has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default.

Section 6.15. Litigation and Contingent Liabilities. (a) There is no order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority to which the Issuer is subject, and there is no action, suit, arbitration, regulatory proceeding or investigation pending or, to the knowledge of the Issuer threatened before or by any Governmental Authority, against the Issuer that individually or in the aggregate would reasonably be expected to have a material adverse effect upon the Issuer.

(b) There are no proceedings or investigations to which the Issuer is a party pending, or, to its best knowledge, threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) asserting the invalidity of any of the Series 2007-1 Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Series 2007-1 Transaction Documents, (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the performance by it of its obligations under, or the validity or enforceability of, the Series 2007-1 Transaction Documents or (iv) which would reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Series 2007-1 Transaction Documents.

Section 6.16. Title; Liens. The Issuer has and shall continue to have good, legal and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for the Lien created or permitted pursuant to the Indenture.

Section 6.17. Subsidiaries. The Issuer has had no, and shall not have any, subsidiaries and does not own or hold, nor shall it own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

Section 6.18. No Partnership. The Issuer is not and shall not be a partner or joint venturer in any partnership or joint venture.

Section 6.19. Pension and Welfare Plans. The execution and delivery of this Supplement and the other Relevant Documents and the consummation of the transactions contemplated hereby and thereby will neither result in, constitute or otherwise give rise to a “prohibited transaction” as described in Section 4.06 of ERISA or Section 4975 of the Code, with respect to a Contributor Plan. For the purpose of this Section 6.19, the term “Contributor Plan” shall mean an “employee benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are, have been or are required to be made, by Interpool or the Issuer or by any trade or business, whether or not incorporated, which, together with Interpool or the Issuer, is under common control, as described in Section 4.14(b) or (c) of the Code or Section 4001 of ERISA. Neither the Issuer nor any ERISA Affiliate maintains or has any obligation with respect to, or has at any time maintained or had any obligation with respect to a defined benefit plan as defined in Section 3(35) of ERISA or a money purchase pension plan subject to Section 412 of the Code or a multiemployer pension plan as defined in Section 3(37) of ERISA.

Section 6.20. Reserved.

Section 6.21. Information. No information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Issuer to the Indenture Trustee or any Series 2007-1 Noteholder, (i) is or will be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to the recipient thereof at the time of delivery or thereafter) as of the date so furnished, and (ii) no such document contains or will contain any material misstatement of fact or (with respect to any offering document for any of the Notes) omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. To the extent that any information, exhibit, financial statement, document, book, record or report that is furnished by or on behalf of the Issuer contain any untrue statement of material fact or (with respect to any offering document for any of the Series 2007-1 Notes) omit to state any material fact necessary to make the statements herein or therein not misleading, the Issuer shall correct, or cause to be corrected, such statement or omission.

Section 6.22. Bulk Sales. The execution, delivery and performance of this Supplement and the other Series 2007-1 Transaction Documents do not require compliance with any “bulk sales” law by the Issuer.

Section 6.23. Reserved.

Section 6.24. Selection Procedures. No procedures believed by it to be materially adverse to the interests of the Noteholders were utilized by the Issuer, the Trust or the Servicer in identifying and/or selecting the Transferred Assets.

Section 6.25. Transfer Agreements. The Transfer Agreements are the only agreements pursuant to which the Trust, on behalf of the Issuer, purchases or otherwise acquires the Transferred Assets.

Section 6.26 Value Given. The Issuer shall have given reasonably equivalent value in consideration for the transfer to the Issuer of the 2007-1 SUBI Certificate, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 6.27. Security Interest. The Issuer has granted a first priority security interest (as defined in the UCC) to the Indenture Trustee, in the Collateral pledged by it under the Indenture, which is enforceable in accordance with applicable law upon execution and delivery of the Indenture and the Issuer acquiring an interest in such Collateral. All filings (including, without limitation, UCC filings) as are necessary in any jurisdiction to perfect a first priority security interest in the Collateral pledged under the Indenture to the Indenture Trustee, have been made or fully executed copies of all such filings have been delivered to the Indenture Trustee for filing.

Section 6.28. Accuracy of Representations and Warranties. Each representation and warranty made by it contained herein or in any Relevant Document or in any Series 2007-1 Transaction Document or in any certificate or other document furnished by it pursuant hereto, to any Relevant Document or to any Series 2007-1 Transaction Document or in connection herewith or therewith is true and correct in all material respects.

Section 6.29. Offer and Sale. None of the Issuer, the Servicer, their respective affiliates and, to the best of their respective knowledge, any Person acting on its behalf has offered to sell the Series 2007-1 Note(s) by any form of general solicitation or general advertising. Neither the Issuer nor any Person acting on its behalf has offered or sold the Series 2007-1 Notes or other similar security in any manner that would render the issuance and sale of the Series 2007-1 Notes a violation of the Securities Act, or require registration pursuant thereto, nor has it authorized nor will it authorize any person to act in such manner.

Section 6.30. Master List. The Master List and each supplement thereto or amendment thereof will be made available to the Indenture Trustee by the Issuer and will include an accurate description of the Contracts and the Equipment represented by the 2007-1 SUBI Certificate.

Section 6.31. Security Interest Representations. (a) This Supplement and the Indenture create a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Indenture Trustee (for the benefit of the Noteholders, the Interest Rate Hedge Counterparty, the Currency Hedge Counterparty and the Administrative Agent), which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

(b) The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien, claim or encumbrance of any Person.

(c) All original executed copies of each Relevant Document and any related note that constitute or evidence the Collateral have been delivered to the Custodian or the Indenture Trustee as applicable.

(d) The Issuer has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Indenture Trustee (for the benefit of the Noteholders, each Interest Rate Hedge Counterparty, each Currency Hedge Counterparty and the Administrative Agent) in this Supplement and the Indenture.

(e) Other than the security interest granted to the Indenture Trustee pursuant to this Supplement and the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement (i) relating to the security interest granted to the Indenture Trustee in this Supplement or the Indenture and which names the Indenture Trustee as secured party or assignee of the secured party, or (ii) that has been terminated. The Issuer is not aware of any judgment or tax lien filings against the Issuer.

(f) None of the Relevant Documents or any instruments that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than (i) the Indenture Trustee, (ii) the following legend “THIS LEASE IS SUBJECT TO ONE OR MORE OWNERSHIP INTERESTS AND SECURITY INTERESTS IN FAVOR OF SECURED PARTIES TO THE EXTENT THIS LEASE RELATES TO AND COVERS EQUIPMENT AND INVENTORY WHICH IS ALSO SUBJECT TO ONE OR MORE SECURITY INTERESTS IN FAVOR OF SUCH SECURED PARTIES,” and (iii) a legend indicating that one or more other financial institutions have a security interest in such contract; provided, however, in the case of clause (iii) that the Issuer shall have provided to the Administrative Agent and the Indenture Trustee UCC terminations, payoff letters or such other evidence of release or inapplicability that shall be reasonably satisfactory to the Administrative Agent.

(g) The Issuer has received all necessary consents and approvals required by the terms of the Collateral to the transfer to the Indenture Trustee of its interest and rights in such Collateral hereunder or under the Indenture.

(h) The Securities Accounts are not in the name of any Person other than the Indenture Trustee. The Issuer has not consented to the securities intermediary of any Securities Account to comply with entitlement orders of any Person other than the Indenture Trustee.

Section 6.32. Representations and Warranties. The Issuer, as the owner of the 2007-1 SUBI Certificate, hereby represents, warrants and agrees that:

(i) Title. Each Trust Asset is owned by the Trust free and clear of any Lien (other than Permitted Liens) and each Trust Asset is allocated to the UTI or a SUBI of the Trust. No effective financing statement or similar instrument is in effect or covers any Transferred Asset or any interest therein, except for any financing statement or similar instrument filed in favor of the Indenture Trustee for the benefit of the Noteholders, the Administrative Agent, each Interest Rate Hedge Counterparty and each Currency Hedge Counterparty, or as permitted by the Relevant Documents.

(ii) Proceedings. There is no order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority to which the Trust is subject, and there is no action, suit, proceeding, arbitration, proceeding or investigation pending or, to the knowledge of the Issuer or the Trust, threatened before or by any Governmental Authority against the Trust that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Trust.

(iii) Serviced Collateral. Each item of property included in the calculation of Borrowing Base exists and each item of Equipment is Eligible Equipment.

(iv) Canadian and Mexican Equipment. The Trust has taken all actions necessary or appropriate to register, maintain and/or evidence the Trust’s ownership of all Equipment located in Canada and Mexico (including, without limitation, complying with Applicable Laws regarding Certificates of Title) and will complete all such additional actions within 30 days after first being aware of such actions.

(v) Investment Company Act. The Trust is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

(vi) Accuracy of Representations and Warranties. Each representation and warranty made by the Trust contained herein or in any Relevant Document or in any certificate or other document furnished by it pursuant hereto or to any Relevant Document or in connection herewith or therewith is true and correct in all material respects.

(vii) Tax Treatment. The Trust treats the transfer of any Transferred Assets to the Trust on each Transfer Date pursuant to a Transfer Agreement as a valid sale of such Transferred Assets for all applicable income tax purposes.

ARTICLE VII

ADDITIONAL EVENTS OF DEFAULT AND AMORTIZATION EVENTS

Section 7.01. Additional Events of Default. In addition to the Events of Default set forth in Section 8.01 of the Indenture, the following events (whatever the reason for such event, and whether it shall be voluntary or involuntary or be affected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority) shall constitute an “Event of Default” hereunder:

(a) the aggregate Outstanding Obligations of all Series then Outstanding on any Payment Date (after giving effect to all principal payments to be paid on such Payment Date) exceeds the Borrowing Base, and such condition continues for a period of 60 days; provided, however, that only a ten day (rather than a 60 day) cure period shall apply if the Outstanding Obligations of all Series then Outstanding exceeds the Borrowing Base due to the failure of a Seller to repurchase or substitute Transferred Assets in accordance with the provisions of the related Transfer Agreement;

(b) as of the last day of any calendar month, the Interpool Fleet Utilization shall be less than 60%; provided that such Event of Default shall thereafter be deemed to be automatically cured to the extent such Interpool Fleet Utilization percentage is greater than 60% as of the end of any subsequent month; and

(c) the Issuer shall fail to comply with the requirements of Section 4.05 or 4.06 hereof.

(d) The Issuer shall not have transferred all 2007-A Contracts, the related Contract Files and all other documentation with respect to the 2007-A Equipment to a third-party custodian (i) which is acceptable to the Administrative Agent, (ii) which satisfies the requirements contained in Article III of the 2007-A SUBI Supplement, (iii) who has become a party to the Relevant Documents as “Custodian” and (iv) which is not an Affiliate of Interpool, Inc. by the earlier of (A) the six-month anniversary of the Closing Date or (B) the date that is 30 days after the occurrence of any Servicer Default, Amortization Event or Event of Default under the Relevant Documents.

Section 7.02. Additional Amortization Events. In addition to the Amortization Events set forth in Section 12.01 of the Indenture, the following events (whatever the reason for such event, and whether it shall be voluntary or involuntary or be affected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority) shall constitute an “Amortization Event” hereunder (the “Series 2007-1 Amortization Events”):

(a) the aggregate Outstanding Obligations of all Series then Outstanding on any Payment Date (after giving effect to all principal payments to be paid on such Payment Date) exceeds the Borrowing Base, and such condition continues for a period of 10 days; provided, however, that only a 5 day (rather than a 10 day) cure period shall apply if the Outstanding Obligations of all Series then Outstanding exceeds the Borrowing Base due to the failure of a Seller to repurchase or substitute Transferred Assets in accordance with the provisions of the related Transfer Agreement;

(b) as of the last day of any calendar month, the Interpool Fleet Utilization shall be less than the Utilization Amortization Level; provided that such Series 2007-1 Amortization Event shall thereafter be deemed to be automatically cured to the extent such Interpool Fleet Utilization percentage is greater than the Utilization Amortization Level as of the end of any subsequent month; and

(c) the Interest Coverage Ratio (measured as of the end of each fiscal quarter as a rolling average for the four immediately preceding fiscal quarters) shall be less than 1.60; provided that such Series 2007-1 Amortization Event shall thereafter be deemed to be automatically cured to the extent the Interest Coverage Ratio (measured as provided above) shall thereafter equal or exceed 1.60.

Section 7.03. Waiver of Amortization Events. The Majority of Holders of the Series 2007-1 Notes may on behalf of all Series 2007-1 Noteholders waive in writing to the Indenture Trustee and the Issuer any Amortization Event described in Section 7.02 and its consequences.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01. Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken and construed as one and the same instrument.

Section 8.02. Counterparts. This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

Section 8.03. Governing. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS, BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8.04. Statutory References. References in the Indenture, this Supplement and any other Series 2007-1 Transaction Document to any section of the Uniform Commercial Code or the UCC shall mean, on or after the effective date of adoption of any revision to the Uniform Commercial Code or the UCC in the applicable jurisdiction, such revised or successor section thereto.

Section 8.05. No Petition. Each of the Issuer, the Servicer and the Indenture Trustee hereby covenants and agrees, and each Noteholder by its acquisition of its Note shall be deemed to covenant and agree, that it will not institute against, or join any other Person in instituting against, or join any other Person in instituting against a Bankruptcy Remote Noteholder, the Issuer or the Trust prior to the date that is one year and one day after the payment in full of all amounts owing pursuant to each Indenture and the other Relevant Documents, any bankruptcy, reorganization, receivership, arrangement, insolvency or liquidation proceedings or other similar proceedings under any applicable bankruptcy, insolvency or similar law. The provisions of this Section 8.06 shall survive the termination of this Supplement.

Section 8.06. Third Party Beneficiaries. The Series 2007-1 Noteholders are express third party beneficiaries of this Supplement and shall be entitled to rely on and enforce all representations, warranties, covenants and agreements contained herein in accordance with this Supplement and the Indenture.

IN WITNESS WHEREOF, the Issuer, the Servicer, the Administrative Agent and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers all as of the day and year first above written.

INTERPOOL CHASSIS FUNDING II, LLC
By:	Interpool, Inc.,
its Member
By	/s/ William A. Geoghan
	Name:	William A. Geoghan
	Title:	Senior Vice President

INTERPOOL, INC., as Servicer
By	/s/ William A. Geoghan
	Name:	William A. Geoghan
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but as Indenture Trustee
By	/s/ Patricia M. Child
	Name:	Patricia M. Child
	Title:	Vice President

CITIGROUP GLOBAL MARKETS REALTY CORP., as Administrative Agent
By	/s/ John Pawlowski
	Name:	John Pawlowski
	Title:	Authorized Signer